Exhibit 5.1

June 23, 2014

NGL Energy Partners LP

6120 S. Yale Avenue, Suite 805

Tulsa, Oklahoma  74136

Re:        Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the offering, issuance and sale by the Partnership of up to 9,200,000 common units representing limited partner interests in the Partnership (the “Common Units”).  The Common Units are included in the Partnership’s registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on July 8, 2013 (File No. 333-189842) (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

It is understood that the opinions set forth below are to be used only in connection with the offer, issuance and sale of the Common Units while the Registration Statement is in effect.

In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership of the Partnership, as in effect on the date hereof, (ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as in effect on the date hereof (together with the Certificate of Limited Partnership, the “Organizational Documents”), (iii) the Registration Statement, (iv) the base prospectus dated July 8, 2013 (the “Base Prospectus”), in the form contained in the Registration Statement, (v) the final prospectus supplement dated June 18, 2014 relating to the Common Units (together with the Base Prospectus, the “Prospectus”), in the form filed with the Commission on June 18, 2014 pursuant to Rule 424(b) under the Act, (vi) the Underwriting Agreement, dated as of June 18, 2014, between the Partnership and the representative of the underwriters and (vii) resolutions of the Board of Directors and the Pricing Committee of NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), relating to, among other matters, the issuance of the Common Units. We are familiar with the various proceedings heretofore taken and additional proceedings proposed to be taken by the Partnership in connection with the authorization, registration, issuance and sale of the Common Units.  We have also examined originals, or copies certified to our satisfaction, of such records of the Partnership and the General Partner and other instruments, certificates of public officials and representatives of the Partnership and the General Partner and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We also have assumed that the Partnership will remain validly existing and in good standing under the laws of the State of Delaware.  As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Partnership.

Subject to the foregoing and the other matters set forth herein,  we are of the opinion that when the Common Units have been issued by the Partnership against payment therefor in the circumstances contemplated by the Underwriting Agreement and the Prospectus, the issuance and sale of the Common Units will have been duly authorized by all necessary limited partnership action of the Partnership, and the Common Units will be validly issued, and under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

The opinions expressed herein are based upon and limited to the Delaware LP Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus.  In giving such consent, we do not thereby admit that we are experts within the meaning of the Act or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP